UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 10, 2007

VIRAGE LOGIC CORPORATION

(Exact name of registrant as specified in its charter)

000-31089

(Commission File Number)

Delaware	77-0416232
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

47100 Bayside Parkway

Fremont, California 94538

(Address of principal executive offices, with zip code)

(510) 360-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Effective July 10, 2007, Mr. Jim Bailey, Vice President of Worldwide Sales of the Company resigned to pursue other interests. Mr. Bailey’s former responsibilities will be divided between Mr. Daniel McCranie, President and CEO and Mr. Pedro Rodriguez, Chief Marketing Officer of the Company.

In connection with Mr. Bailey’s resignation, the Company entered into an Agreement and Release (the “Bailey Agreement”) with Mr. Bailey. If Mr. Bailey does not revoke his consent to the Bailey Agreement, the Bailey Agreement will become effective on July 10, 2007. The Bailey Agreement provides for the following severance benefits in exchange for, among other things, Mr. Bailey’s covenant not to sue the Company and a general release of claims against the Company:

•	Mr. Bailey will receive a lump sum cash payment of $66,461.54, less applicable withholding for taxes, as soon as practicable following July 10, 2007;

•	Mr. Bailey will be eligible to receive sales commissions through August 31, 2007;

•	The Company will continue to pay applicable premiums for health insurance benefits for Mr. Bailey through December 31, 2007;

•

The vesting of Mr. Bailey’s equity awards shall cease as of the date of resignation. Mr. Bailey will have until October 8, 2007 to exercise any equity awards that were vested as of the date of his resignation.

The Bailey Agreement additionally provides that Mr. Bailey will abide by the terms and conditions set forth in his Employee Invention and Confidential Information Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAGE LOGIC CORPORATION

Date: July 10, 2007	By:	/s/ J. Daniel McCranie
J. Daniel McCranie
President and Chief Executive Officer